Exhibit No. 15

LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

May 10, 2004

TRC Companies, Inc.

5 Waterside Crossing

Windsor, Connecticut 06095

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of TRC Companies, Inc. and subsidiaries for the three and nine month periods ended March 31, 2004 and 2003, as indicated in our report dated May 10, 2004 (which report includes explanatory paragraphs relating to a change in accounting for long-term fixed price contracts effective July 1, 2002 and the restatement described in Note 12); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is incorporated by reference in Registration Statement Nos. 2-66247, 2-77690, 33-18771, 33-26748, 33-38810, 33-45169, 33-70662, 33-87446, 33-87448, 33-97332 and 333-57463 on Form S-8 and Registration Statement Nos. 33-84660, 333-74528 and 333-88176 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Costa Mesa, CA